EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Form S-8 Registration Statement pertaining to the Alta Equipment Group Inc. 2022 Employee Stock Purchase Plan, our report dated March 31, 2022, with respect to our audits of the consolidated financial statements of Alta Equipment Group Inc. and Subsidiaries as of December 31, 2021 and for each of the years in the two-year period ended December 31, 2021, included in the Form S-8, filed with the Securities and Exchange Commission.

/s/ UHY LLP

Sterling Heights, Michigan

June 8, 2023